Exhibit 10.15

Exhibit 10.15

/s/ Heather Carter Exhibit 10.15

/s/ Cindy Dieter 05/08/2020 Exhibit 10.15

May 08, 2020

Cindy Dieter

Dear Cindy,

On behalf of NeoGenomics Laboratories ("NeoGenomics" or the "Company"), it is my pleasure to extend this offer of employment to you. If the following terms are satisfactory, please countersign this letter (the "Offer") and return a copy to me at your earliest convenience.

Position: Chief Accounting Officer and Controller in the Finance Department in Carlsbad, CA. In this capacity, you will report to the Chief Financial Officer, Kathryn McKenzie, and perform such duties and have such responsibilities as may be assigned from time to time that are normal for Chief Accounting Officer and Controller positions in companies of similar size and character.

Start Date: June 22, 2020

Base Salary: $275,000.00 per annum, payable bi-weekly; you are an exempt employee and not eligible for overtime pay. The parties agree that this salary is for a full-time position. After the first year of employment, salary increases will be based on performance. Performance increases will occur at the discretion of your manager in consultation with the CEO of the Company.

Bonus: Beginning with the fiscal year ending December 31, 2020, you will be eligible to receive a prorated incentive bonus payment which will be targeted at 35% of your Base Salary based on 100% achievement of the goals set forth for you by the department Director and/or Divisional President, and approved by CFO and/or CEO of the company and the Board of Directors for such fiscal year. Such goals will have overall company performance targets and individual performance targets.

Orientation Period: The first 90 days of employment are considered an orientation period that gives you and the company a chance to get to know each other. Your performance will be evaluated during this time to assess your potential for continued employment. This period also provides you with the opportunity to evaluate us as an employer. We encourage you to share your thoughts with your supervisor during your orientation review.

Benefits: You will be eligible to participate in all medical and other benefits that the Company has established for its employees in accordance with the Company's written plans and policies for such benefits at any given time. Other benefits may include but not be limited to: short term and long term disability, dental, a 401K plan, a section 125- plan, and employee stock purchase plan.

Paid Time Off: You will be eligible for 16 days (128 hours) of paid time off (PTO)/year, which will accrue on a pro-rata basis beginning from your hire date and be may carried over from year to year. It is company policy that when your accrued PTO balance reaches 240 hours, you will cease accruing PTO until your accrued PTO balance is back under 240 hours – at which point you will again accrue PTO until you reach 240 hours. You are eligible to use PTO after completing 3 months of employment. In addition to paid time off, there are also 6 paid national holidays and 1floating holiday available to you. PTO accrual and usage is governed by the company's applicable written policies.

Paid Sick Time: You will be eligible for 3 days (24 hours) of paid Sick Time per year as per company policy. You are eligible to use Sick Time after completing 90 days of employment and this time can be used in

increments of two hours. Unused Sick Time does not carry over from year to year and it is not eligible for cash-out compensation.

Stock Options: Upon your Start Date (the "Grant Date"), you will be awarded a Stock Grant valued at $52,000.00. One-third of the Stock Grant will be issued in the form restricted stock ("Restricted Stock") valued at $17,160.00, approximately 616 restricted shares, and two-thirds of the Stock Grant will be issued in the form of options to purchase, valued at $34,840.00, approximately 3,750 shares of the Company's Common Stock ("Stock Options"). The number of options and restricted shares will be adjusted to reflect the stock price on the date of hire.

Both the award of Restricted Stock and Stock Options will have a vesting schedule over four (4) years. Unless sooner terminated in accordance with your Stock Option Agreement or Restricted Stock Award Agreement, the Stock Option and Restricted Stock will terminate on the seventh anniversary of the Date of Grant. The Stock Grant will be made pursuant to the Company's Plan in effect on the Grant Date and will be evidenced by a separate Stock Option Agreement and Restricted Stock Award Agreement, both of which the Company will execute with you within sixty (60) days of receiving a copy of the Company's Confidentiality, Non-Solicitation Agreement, and Non-Compete Agreement that has been executed by you.

If for any reason you resign prior to the time which is twelve (12) months from your start date with the Company ("Start Date"), you will forgo all such Stock Options and Restricted Stock. Furthermore, you understand that the Company's Plan requires that any employee who leaves the employment of the Company will have no more than three (3) months from their termination date with the Company ("Termination Date") to exercise any vested Stock Options. With regard to Restricted Stock, any shares of Restricted Stock that are not already earned and vested as of the Termination Date shall be immediately canceled and forfeited as of the Termination Date.

With regard to the Stock Option portion of the Stock Grant, the Company agrees that it will grant to you the maximum number of Incentive Stock Options permissible under applicable provisions of the Internal Revenue Code (the "Code"), and that the remainder, if any, will be in the form of Non-Qualified Stock Options, as such terms are defined and permitted under the Code.

Company Policies: You agree to comply with the company's policies and procedures that may exist from time to time and any changes to those policies and procedures.

Employee Representations: I understand that as a condition of employment, I must perform all of my job responsibilities and duties in full compliance with all applicable federal and state laws and regulations, as well as all compliance policies of the Company and should I accept such employment by signing below, I agree:
(i) I will remain educated and informed regarding applicable federal and state laws and regulations, as well as the compliance policies of the Company, including participating in any and all Company training and educational programs applicable to my position.

(ii) In the event I know or suspect that any activities of the Company of any personnel or contractor of the Company, or of any client of the Company violates any such law, regulations, or policies, I will immediately inform the Company and cooperate fully with any investigation by the Company.

(iii) I have not been convicted of, or currently under investigation for, any criminal offense related to health care, or been debarred, sanctioned, excluded or otherwise made ineligible for participation in a federal or state health care program by any federal or state agency.

(iv) In the event I am convicted of a criminal offense, or debarred, sanctioned, excluded or otherwise made ineligible for participation, or is threatened with any of the foregoing sanctions, I will notify the Company immediately, and agree that the Company may terminate my employment.

(v) I understand and agree that compliance with these requirements is a condition of employment.

Conditions To Employment: In addition to all other conditions identified in this Offer, you understand and agree that your employment is contingent upon:

(1) Drug Screening: Your employment offer is contingent upon completing your drug test before your hire date and upon satisfactory drug screening results consistent with company policy. If deemed necessary by Company a pre-placement physical examination may also be required. Drug screening results must be obtained before your start date.

(ii) Background Checking: Your employment is contingent upon the results of a background check that will be conducted by Company including verification of those representations made by you in this Offer.

Miscellaneous: (i) This Offer supersedes all prior agreements and understandings between the parties and this Offer may only be modified in writing by a document signed by both parties. .

(ii) The provisions of this Offer are separate and severable, and if any of them is declared invalid and/or unenforceable by a court of competent jurisdiction or an arbitrator, the remaining provisions shall not be affected.

(iii) The parties agree that none of the provisions of this Offer shall be construed for or against either party.

(iv) This Offer and any employment by Company will be governed by, and construed in accordance with the provisions of the law of the State of Florida, without reference to the law of any other jurisdiction. The parties agree to irrevocably submit to the exclusive personal jurisdiction of the federal and state courts sitting in Florida; accordingly, any matters involving you and the Company regarding your employment may be adjudicated only in a federal or state court with jurisdiction in Lee County, Florida.

(v) This Offer may be signed in counterparts, and returned by fax or pdf, each of which shall be an original, with the same effect as if the signatures in such documents were upon the same instrument.

(vi) Within 3 days of your start date, you will need to provide documentation verifying your legal right to work in the United States. Please understand that this offer of employment is contingent upon your ability to comply with the employment verification requirements under federal laws and that we cannot employ you if this requirement is not met.

(viii) Employment with NeoGenomics is an "at-will" relationship and not guaranteed for any term. Either you or the Company may terminate employment at any time for any reason or no reason. No employee or officer of the Company may modify, amend or change this provision, except in writing signed by the Chief Executive Officer with the approval of the Board of Directors

Cindy, we are excited about you joining our growing team here at NeoGenomics Laboratories. We believe your skills, unique experiences and personality will allow you to be an immediate and significant contributor. We are looking forward to sharing the company's future successes with you. Welcome to NeoGenomics, where "We Save Lives by Improving Patient CARE"!

Thank you,

/s/ Heather Carter

Heather Carter

Agreed and Accepted:

By: /s/ Cindy Dieter Date: 05/08/2020

Cindy Dieter